Exhibit 5.1

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

October 27, 2016

A. Schulman, Inc.

3637 Ridgewood Road

Fairlawn, Ohio 44333

Re:	Registration Statement on Form S-4 Filed by A. Schulman, Inc.
Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as counsel to A. Schulman, Inc., a Delaware corporation (the “Company”), and the A. Schulman Guarantors (as defined below) in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $375,000,000 aggregate principal amount of 6.875% Senior Notes due 2023 of the Company (the “Exchange Notes”) for an equal principal amount of 6.875% Senior Notes due 2023 of the Company outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an indenture, dated as of May 26, 2015, as amended, supplemented or otherwise modified from time to time (the “Indenture”), by and among the Company, the guarantors listed on Annex A hereto (each, a “Covered Guarantor” and, collectively, the “Covered Guarantors”), the guarantors listed on Annex B hereto (each, an “Other Guarantor” and, collectively, the “Other Guarantors”; such Other Guarantors and the Covered Guarantors are collectively referred to as the “A. Schulman Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”). The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “Guarantee”) on a joint and several basis by the A. Schulman Guarantors.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES • MADRID MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • RIYADH SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

A. Schulman, Inc.

October 27, 2016

2. The Guarantee of the Exchange Notes (each, an “Exchange Guarantee”) of each Covered Guarantor, when it is issued and delivered in exchange for the Guarantee of the Outstanding Notes (each, an “Outstanding Guarantee”) of that Covered Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Covered Guarantor.

3. The Exchange Guarantee of each Other Guarantor, when it is issued and delivered in exchange for the Outstanding Guarantee of that Other Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Other Guarantor.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture and that the Indenture is a valid, binding and enforceable obligation of the Trustee and (ii) the Outstanding Notes have been duly authenticated by the Trustee in accordance with the Indenture.

For the purposes of our opinion set forth in paragraph 3 above, we have further assumed that (a) each of the Other Guarantors is a corporation existing and in good standing under the laws of its jurisdiction of incorporation as listed opposite such Other Guarantor’s name on Annex B hereto (each, a “Jurisdiction”); (b) the Indenture and the Exchange Guarantees (i) have been authorized by all necessary corporate action of each of the Other Guarantors and (ii) have been executed and delivered by each of the Other Guarantors under the laws of the applicable Jurisdiction; and (c) the execution, delivery, performance and compliance with the terms and provisions of the Indenture and the Exchange Guarantees by each of the Other Guarantors do not violate or conflict with the laws of the applicable Jurisdiction, the provisions of its articles of incorporation, bylaws or other similar formation or organizational documents, as applicable, or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to such Other Guarantor or its properties.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

A. Schulman, Inc.

October 27, 2016

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and the A. Schulman Guarantors. The opinions expressed herein are limited to (i) the laws of the State of New York, (ii) the laws of the State of Ohio, (iii) the laws of the State of Texas, (iv) the laws of the State of Illinois and (v) the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

ANNEX A

Name of Covered Guarantor	State of Incorporation or Organization
Bayshore Industrial, L.L.C.	Texas
Bulk Molding Compounds, Inc.	Illinois
Citadel Intermediate Holdings, LLC	Delaware
Citadel Plastics Holdings, Inc.	Delaware
HGGC Citadel Plastics Holdings, Inc.	Delaware
HGGC Citadel Plastics Intermediate Holdings, Inc.	Delaware
HPC Holdings, LLC	Delaware
ICO Global Services, Inc.	Delaware
ICO P&O, Inc.	Delaware
ICO Polymers, Inc.	Delaware
ICO-Schulman, LLC	Texas
ICO Technology, Inc.	Delaware
LPI Holding Company	Delaware
Lucent Polymers Inc.	Delaware
Premix Holding Company	Delaware
Premix, Inc.	Ohio

ANNEX B

Name of Other Guarantor	State of Incorporation
ICO Polymers North America, Inc.	New Jersey
The Matrixx Group, Incorporated	Indiana
Wedco Technology, Inc.	New Jersey